T.G. and Mrs. J.M. Green
8, Grasmere Close.
Loughton.
Essex
IG10 ISL
United Kingdom.

Tel: 0181 508 1446

Friday, 21st June 1996.

The Board of Directors,
Equisure Inc.

Dear Sirs,

Due to present work commitments I feel I cannot currently fulfil my duties and obligations to the Company in the role of a Director.

However, I anticipate that by the end of the third quarter of 1996 my affairs will be rescheduled in a manner whereby I will be able to accept the appointment.

Yours faithfully,

/s/ T.G. Green